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EXHIBIT 2.2

FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is made and entered into as of this 1st day of April, 1996, by and among NHP Incorporated, a Delaware corporation (the "Purchaser"), Commonwealth Overseas Trading Company Limited, a Bermuda corporation (the "Seller"), and Sheik Mohammed A. Al-Tuwaijri, a shareholder of the Seller (the "Shareholder").

RECITALS

     WHEREAS, the Purchaser, the Seller and the Shareholder (together, the "Parties") have entered into a Stock Purchase Agreement dated as of March 20, 1996 (the "Agreement") pursuant to which, among other things, the Seller has agreed to sell the Shares to the Purchaser, and the Purchaser has agreed to purchase the Shares from the Seller;

     WHEREAS, since the execution of the Agreement, the Seller and the Shareholder have delivered to the Purchaser updated schedules, and the Purchaser has requested certain amendments to the Agreement as a condition precedent to closing; and

     WHEREAS, the Parties wish to amend the Agreement to reflect the foregoing developments and to effect certain additional modifications.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

     I. DEFINITIONS. Unless otherwise defined in this Amendment, all capitalized terms shall have the meanings given such terms in the Agreement

     II.  CERTAIN AMENDMENTS TO ARTICLE I.  Article I of the
Agreement is hereby amended by deleting the definition of "Company" in its entirety and replacing it with the following:

               "Company" shall mean the Parent and, unless the context otherwise provides, each of its Subsidiaries, including, without limitation, WMF Group, WMF/Huntoon, Vienna Mortgage Corporation, a Virginia corporation, Sheffield Acquisition Corp., a Tennessee corporation, and, to the extent provided in Section 3.2, Beverly Hills Securities Company, Ltd., a Florida limited partnership.

     III. CERTAIN AMENDMENTS TO ARTICLE I.  Article I of the
Agreement is hereby amended adding the definition of "knowledge" after the definition of HUD as follows:

               "knowledge" shall mean, with respect to each of the Seller and the Shareholder, the actual or deemed knowledge of any officer or director (including the Shareholder) of the Seller or the Company, after diligent inquiry.

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     IV.  CERTAIN AMENDMENTS TO SECTION 3.2 OF ARTICLE III.
Article III of the Agreement is hereby amended by appending the following to the end of Section 3.2:

          With respect to the Representations and Warranties, the term "Company" shall not include Beverly Hills Securities Company, Ltd., a Florida limited partnership; provided, that the disclosures made concerning Beverly Hills Securities Company, Ltd. on Schedule 3.2(Part2) are, to the best knowledge of the Seller and the Shareholder, after diligent inquiry, correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     V.   CERTAIN AMENDMENTS TO ARTICLE II.  Article II of the
Agreement is hereby amended by deleting Section 2.6 in its entirety and replacing it with the following:

          2.6 POST-CLOSING ADJUSTMENTS. In each of the three twelve month periods from the Closing Date until the third anniversary of the Closing Date (each, a "Warranty Year"), the Purchaser shall be entitled to indemnification if there shall occur one or more Seller Representation and Warranty Default Events in any such Warranty Year, to the extent that the loss or damage (which, with respect to certain Representations and Warranties, will be determined according to the Escrow Agreement), plus Adjustment Period Interest, arising or resulting from, or as a consequence of:

                    (a)  any single Seller Representation and
Warranty Default Event, or a series of related Seller
Representation and Warranty Default Events, exceeds $300,000, in which case the Purchase Price shall be reduced by such excess;
and/or

                    (b)  all Seller Representation and Warranty
Default Events, taken together (including, for the purpose of this calculation, all losses or damages from any event specified in
Section 2.6(a) and all claims for indemnification pursuant to the Indefinite Term Warranties (as hereinafter defined) and Sections 11.3(d) and (e)) exceeds $600,000, in which case the Purchase Price shall be reduced by any such excess.

          Indemnification shall be accomplished by receipt of assets from the Escrow Fund in accordance with the Escrow Agreement or from payments made by the Seller and/or the Shareholder in accordance with this Agreement. The limitations in this Section 2.6 shall only apply to those monetary claims, demands or other actions arising pursuant to the Representations and Warranties other than the Indefinite Term Warranties and the indemnification provisions in Article XI (other than Sections 11.3(d) and (e)).

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     VI.  CERTAIN AMENDMENTS TO SECTION 4.2(C) OF ARTICLE IV.
Article IV of the Agreement is hereby amended by deleting Section
4.2(c) in its entirety and replacing it with the following:

               (c) COMPLIANCE. Each Originated Mortgage Loan, the related Loan Documents and Loan Files has complied with (i) all Legal Requirements applicable to such Mortgage Loan and (ii) the terms of any sales contracts with Investors by which the Mortgage Loans were transferred to the Investors ("Sales Agreements") and any schedule, statement or certificate furnished to the Investors pursuant to any of the Mortgage Servicing Agreements or the Sales Agreements. Except as described in Schedule 4.2(c) of the Company Disclosure Schedule, each Mortgage Loan (i) is evidenced by an enforceable note or other evidence of indebtedness and is subject to no defense, offset or counterclaim, and (ii) is secured by a duly recorded and enforceable first Mortgage. Except as described in Schedule 4.2(c) of the Company Disclosure Schedule, the Company has not assumed any obligations with respect to Non-Originated Mortgage Loans other than non-recourse servicing obligations. The Company has complied with all guidelines, procedures, rules and regulations of FHA, GNMA, Fannie Mae, Freddie Mac, Investors, PMIs (if any) and/or state banking authorities relating to the origination, underwriting and servicing thereof, which are applicable to the Company.

     VII. CERTAIN AMENDMENTS TO SECTION 4.2(Y) OF ARTICLE IV.
Article IV of the Agreement is hereby amended by deleting Section
4.2(y) in its entirety and replacing it with the following:

          (y) Except as set forth on Schedule 4.2(y) of the Company Disclosure Schedule:

                    (i)  there exists a binding contract or
agreement providing for the purchase of each of the Owned Mortgage Loans by an Investor; each such contract or agreement is in full force and effect; there exists no basis upon which any of such Investors could refuse to purchase any of the Owned Mortgage Loans pursuant to such contracts or agreements; neither the Seller nor the Shareholder has any reason to believe, after diligent inquiry, that any of the Owned Mortgage Loans will not be purchased by the applicable Investors in due course in accordance with such contracts or agreements; and the total interest expense on the Investor commitment to purchase the Owned Mortgage Loan is not greater than the maximum interest rate chargeable to the borrower under the Owned Mortgage Loan, net of servicing fees; and

                    (ii) there exists a binding contract or
agreement providing for the purchase of each commitment by an Investor; each such contract or agreement is in full force and effect; to the best knowledge of the Seller and the Shareholder, after diligent inquiry, there exists no basis upon which any of such Investors could refuse to purchase any of such commitments

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pursuant to such contracts or agreements; the Company has never failed to complete a delivery of a Mortgage Loan to an Investor which has committed to purchase such loan; neither the Seller nor the Shareholder has any reason to believe, after diligent inquiry, that any of the commitments will not be purchased by the applicable Investors in due course in accordance with such contracts or agreements; and the total interest expense on the Investor commitment is not greater than the maximum interest rate chargeable to the borrower under the borrower commitment, net of servicing fees.

     VIII.     CERTAIN AMENDMENTS TO SECTION 4.2(CC) OF ARTICLE
IV. Article IV of the Agreement is hereby amended by appending the following to the end of Section 4.2(cc):

          Except as disclosed on Schedule 4.2(cc)(Part 2) of the Company Disclosure Schedule, none of the Mortgage Servicing Agreements entered into by the Company contain any provisions permitting the termination of such agreement by the Investor without cause without the payment of a termination fee. With respect to the Mortgage Servicing Agreements entered into by the Company (excluding WMF/Huntoon), the disclosures on Schedule 4.2(cc)(Part 3) of the Company Disclosure Schedule are a true and accurate summary of the termination provisions contained in such agreements. With respect to those Mortgage Servicing Agreements entered into by WMF/Huntoon which are disclosed on Schedule 4.2(cc)(Part 4) of the Company Disclosure Schedule, the summary of the termination provisions contained in such agreements set forth in Schedule 4.2(cc)(Part 4) is true and accurate.

     IX.  CERTAIN AMENDMENTS TO ARTICLE IV.  Article IV of the
Agreement is hereby amended by adding the following new Section
4.2(kk) thereto:

          (kk) All DUS Mortgage Loans are Level I Fannie Mae
Mortgage Loans, except  the Bluffs, which is a Level II Fannie Mae
Mortgage Loan.

     X.   CERTAIN AMENDMENTS TO ARTICLE XI.  Article XI of the
Agreement is hereby amended by adding the following new Sections
11.3 and 11.4 thereto:

               11.3 ADDITIONAL INDEMNIFICATION. Notwithstanding anything to the contrary in this Agreement, the Seller and the Shareholder, jointly and severally, hereby indemnify, defend and hold harmless the Purchaser and each of its respective subsidiaries (including, from and after the Closing Date, the Company and its Subsidiaries), affiliates, directors, officers and employees, and shall reimburse such Persons for, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities and Expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, imposed on or incurred by such Persons, or any of them, directly or indirectly, by reason of:

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                    (a)  Rights or claims of third parties to
ownership or other interests in the capital stock of the Company;

                    (b)  The failure to deliver for cancellation
the original Note in the principal amount of $2,000,000;

                    (c)  The absence of any Investor take-out
commitments with respect to the Owned Mortgage Loans and commitments disclosed on Schedules 4.2(y) and 4.2(bb) of the Company Disclosure Schedule (in which event, damages shall include, without limitation, the aggregate market loss incurred, if any, with respect to all such Owned Mortgage Loans and commitments disclosed on Schedules 4.2(y) and 4.2(bb) (without consideration for deferred origination fees with respect to those assets disclosed on Schedule 4.2(bb)); provided, however, that the Purchaser shall use reasonable efforts to mitigate such damages;

                    (d)  Environmental liability of the Company
(without regard to the liability of Sheffield) with respect to the real property owned by Sheffield Acquisition Corp., subject to the deductibles as provided in Section 2.6;

                    (e) The demands disclosed in Schedule 4.1 of the Company Disclosure Schedule concerning Vienna Mortgage
Corporation, subject to the deductibles as provided in Section
2.6;

                    (f)  The claims of Freddie Mac disclosed in
Schedule 4.2(dd) of the Company Disclosure Schedule, to the extent such claims exceed in the aggregate US$50,000; provided, however, that the Purchaser shall use reasonable efforts to mitigate such damages; and

                    (g) The expiration or reduction, pursuant to a marking-to-market, of any Mortgage Loan which has Housing Assistance Payments under a Section 8 subsidy contract on 50% or more of the units, to the extent that a loan prepays or defaults prior to the end of the term of the applicable Section 8 subsidy contract as the direct or indirect result of any action by HUD, the United States Congress or the owner to directly or indirectly reduce the Section 8 assistance on the project (or its net cost) under the Section 8 contract, in which event damages shall be the present value of such lost servicing rights through the term of the applicable Section 8 subsidy contract, discounted at a rate of 8% per annum; provided,that the maximum indemnity pursuant to this
Section 11.3(g) shall be $300,000.

          Notwithstanding Section 12.4, the Seller and the
Shareholder may participate in the defense of matters set forth in Sections 11.3(d) and (e).

               11.4 SURVIVAL OF WARRANTIES. Each of the warranties set forth in Sections 11.2(f) and 11.3 shall not be deemed waived or otherwise affected by any

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investigation and shall survive the Closing and remain in full force and effect until the later of the date of final resolution of any claims timely made under this Agreement with respect to any such warranty or as follows:

               (a)  With respect to the warranties set forth in
Section 11.2(f) and Sections 11.3(a), (b), (d) and (e), there shall be no limitation;

               (b) With respect to the warranties set forth in Sections 11.3(c) and (f), the third anniversary of the Closing;
and

               (c)  With respect to the warranties set forth in
Section 11.3(g), fifth anniversary of the Closing.

     XI.  CERTAIN AMENDMENTS TO ARTICLE XII.  Article XII of the
Agreement is hereby amended by deleting Section 12.5 in its entirety and replacing it with the following:

          12.5 REMEDIES.

               (a) With respect to those monetary claims, demands or other actions arising pursuant to the Representations and Warranties, other than the Indefinite Term Warranties, except as provided in Section 2.5, the sole and exclusive means by which the Purchaser or any Person or party in Pari Causa therewith may seek recovery from the Seller and the Shareholder pursuant to such claims, demands or other actions shall be by claiming rights to assets held under to the Escrow Fund (taking into account the deductibles as provided in Section 2.6); provided, however, that in the event that one or more Notices of Claim have been filed pursuant to the terms of the Escrow Agreement in any Warranty Year, the Purchaser shall be indemnified by the Seller and the Shareholder pursuant to the terms of Section 12.2 hereof but only to the extent of any remaining Escrow Fund plus the market value of any assets thereafter released from the Escrow Account (the value of which assets shall be determined with respect to the NHPI Shares by multiplying the number of NHPI Shares released by last reported closing sales price for common stock of the Purchaser on the Nasdaq Stock Market on the date such shares are released from the Escrow Account, or, if not a trading day, on the immediately preceding trading day) prior to the final resolution of any claims which are the subject of any such Notice of Claim.

               (b) With respect to those monetary claims, demands or other actions arising pursuant to the indemnifications set forth in Sections 11.3(d) and (e), except as provided in Section 2.5, the Purchaser or any Person or party in Pari Causa therewith seeking recovery from the Seller and the Shareholder pursuant to such claims, demands or other actions shall first look to the assets held under to the Escrow Fund.

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               (c)  Notwithstanding anything to the contrary
herein and without limiting the indemnification rights and remedies set forth in Articles XI or XII, with respect to those claims for indemnification arising pursuant to the Indefinite Term Warranties or Article XI, the Purchaser or any Person or party in Pari Causa therewith may seek recovery from the Seller and/or the Shareholder pursuant to such claims, demands or other actions by claiming rights to assets held under to the Escrow Fund.

               (d) The indemnification provisions in this Article XII are in addition to, and not in derogation of, any statutory, equitable or common-law right or remedy any party may otherwise have for breach of representation, warranty, covenant or agreement.

     XII. RATIFICATION. Except as expressly amended by this Amendment and the delivery of schedules to the Agreement, the Agreement shall remain in full force and effect and the Agreement, with the schedules attached, is hereby ratified and confirmed as of the date first written above.

     XIII.     GOVERNING LAW.  The laws of the District of
Columbia, regardless of laws that might be applied under equitable principles of conflicts of laws, shall govern the validity, construction and interpretation of this Amendment.

     XIV. COUNTERPARTS. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the date first above written.

          NHP INCORPORATED


          By:
               _________________________________________________________
               J. Roderick Heller, III
               Chairman and Chief Executive Officer


          COMMONWEALTH OVERSEAS TRADING COMPANY LIMITED


          By:
               _________________________________________________________
               Sheik Mohammed A. Al-Tuwaijri, Director



               _________________________________________________________
               Sheik Mohammed A. Al-Tuwaijri, individually


          ACKNOWLEDGEMENT:

          WMF HOLDINGS LTD.


          By:

               _________________________________________________________
               Shekar Narasimhan, President and Chief Executive Officer

                                       INDEX OF SCHEDULES
                                     OMMITTED FROM EXHIBIT 2.2
                          (FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT)

      The  following Schedules have been omitted from Exhibit 2.2 in  accordance
with   Item   601(b)(2)  of  Regulation  S-K.   The  registrant   will   furnish
supplementally a copy of any omitted schedule to the Commission upon request.


SCHEDULES           DESCRIPTION

GENERAL CORPORATE REPRESENTATIONS AND WARRANTIES CONCERNING WMF HOLDINGS LTD. AND SUBSIDIARIES

SCHEDULE 3.1   ORGANIZATION; STANDING AND POWER
SCHEDULE 3.2   SUBSIDIARIES
SCHEDULE 3.3   CAPITALIZATION
SCHEDULE 3.4   AUTHORITY; NONCONTRAVENTION
SCHEDULE 3.5   GOVERNMENTAL CONSENTS
SCHEDULE 3.6   LITIGATION
Schedule 3.7   FINANCIAL STATEMENTS
SCHEDULE 3.8   ABSENCE OF LIABILITIES
SCHEDULE 3.9   TAXES
SCHEDULE 3.10  PROPERTY AND ASSETS
SCHEDULE 3.11  PATENTS AND TRADEMARKS
Schedule 3.12  Insurance
Schedule 3.13  Material Contracts and Obligations
SCHEDULE 3.16  ERISA AND EMPLOYEE MATTERS
SCHEDULE 3.17  ENVIRONMENTAL MATTERS
Schedule 3.18  Employees; Labor Relations
Schedule 3.23  Banking
Schedule 3.24  Disclosures

GENERAL LOAN AND SERVICING PORTFOLIO REPRESENTATIONS AND WARRANTIES CONCERNING WMF HOLDINGS LTD. AND SUBSIDIARIES

Schedule 4.1        Approved Issuer
Schedule 4.2(c)     Compliance
Schedule 4.2(d)     No Outstanding Charges
Schedule 4.2(e)     Original Terms Unmodified
Schedule 4.2(g)     No Recourse
Schedule 4.2(h)     Condemnation and Casualty
Schedule 4.2(k)     No Payment Defaults
Schedule 4.2(m)     Insurance
Schedule 4.2(o)     Escrow Accounts
Schedule 4.2(q)     Defaults under FHA Loans
Schedule 4.2(r)     Letters of Credit
Schedule 4.2(s)     Original Notes
Schedule 4.2(t)     Future Advances
Schedule 4.2(w)     Structural Defects
Schedule 4.2(y)     Purchases of Owned Mortgage Loans
Schedule 4.2(z)     Prior Claims Experience
SCHEDULE 4.2(BB)    Loan and Other Commitments
Schedule 4.2(cc)    Servicing Rights
Schedule 4.2(dd)    Servicing Compliance
SCHEDULE 4.2(GG)    NO DISCLAIMERS OF LIABILITY

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REPRESENTATIONS AND WARRANTIES CONCERNING COMMONWEALTH

SCHEDULE 5.4   CAPITALIZATION
SCHEDULE 5.6   GOVERNMENTAL CONSENTS
Schedule 5.7   Litigation

REPRESENTATIONS AND WARRANTIES CONCERNING SHEIK MOHAMMED A. AL-TUWAIJRI

SCHEDULE 6.3   LITIGATION

REPRESENTATIONS AND WARRANTIES CONCERNING THE REGISTRANT

SCHEDULE 7.4   GOVERNMENTAL CONSENTS